Execution Version

CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013

September 29, 2024
Marsh & McLennan Companies, Inc.
1166 Avenue of the Americas
New York, New York 10036
Attention: Mark McGivney, Chief Financial Officer

Project Bulldog
Commitment Letter
Ladies and Gentlemen:
Marsh & McLennan Companies, Inc., a Delaware corporation (the “Borrower” or “you”), has advised Citi (as defined below) (“we”, “us” or the “Commitment Party”) that it intends to acquire (the “Acquisition”), directly or indirectly, all of the outstanding common stock of a company previously identified by you to us as “Bulldog” (the “Target”). The Acquisition will be consummated pursuant to an Agreement and Plan of Merger dated as of the date of this letter (the “Merger Agreement”), by and among Marsh & McLennan Agency LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Borrower (“Buyer”), BD Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), the Target and TIH Platform Midco, L.P., a Delaware limited partnership. The Acquisition will be effected through a merger of Merger Sub with and into the Target (the “Merger”), with the Target being the surviving entity in the Merger and continuing (immediately following the Merger) as a wholly-owned subsidiary of the Borrower, in accordance with the Merger Agreement. You have also advised the Commitment Party that in connection with the Acquisition, you intend to obtain the 364-day senior unsecured bridge term loan facility (the “Bridge Facility”) described in this Commitment Letter (as defined below) in an aggregate principal amount equal to $7.75 billion (as such amount may be reduced as set forth in the section under the heading “Mandatory Prepayments” in the Summary of Terms and Conditions attached as Exhibit A hereto and incorporated herein by reference (the “Summary of Terms” or “Term Sheet”, and the Summary of Terms, together with this letter and the other exhibits and schedules hereto, the “Commitment Letter”)). All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summary of Terms. “Citi” means Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions contemplated herein.
1.    Commitments. In connection with the foregoing, (i) Citi hereby commits to provide 100% of the principal amount of the Bridge Facility to the Borrower (Citi, in such capacity, the “Initial Lender”) and (ii) Citi hereby commits to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Bridge Facility, all upon the terms set forth in this Commitment Letter and in the Fee Letter (as hereinafter defined) and subject solely to the Funding Conditions (as hereinafter defined). Citi is pleased to advise you of its willingness to act as, and you hereby agree to engage Citi as, sole lead arranger and sole bookrunner (in such capacities, the “Lead Arranger”) for the Bridge Facility, and in connection therewith, the Lead Arranger shall use its commercially reasonable efforts to form a syndicate of banks and financial institutions (including the Initial Lender) (collectively, the “Lenders”) in accordance with Section 3 hereof. For purposes of this Commitment Letter and the Fee Letter, (i) “Effective Date” shall mean the date of effectiveness of the Loan Documentation (as hereinafter defined) in accordance with the terms set forth under the heading “Conditions Precedent to Effectiveness” in the Term Sheet and (ii) “Funding Date” shall mean the date of the consummation of the Acquisition and on which the Lenders extend the loans to the Borrower under the Bridge Facility.
No additional agents, co-agents, arrangers or bookrunners will be appointed and no other titles will be awarded unless you and we shall so agree in writing; provided that you may award agent or co-agent, but not lead arranger or bookrunner, titles in a manner that is expressly contemplated by the “syndication plan” agreed to by you and us in writing prior to the date hereof, with any changes that you request after the date hereof, subject to the Lead Arranger’s consent to such changes (not to be unreasonably withheld, conditioned or delayed) (the “Syndication Plan”), or to any other institution that assumes a level of commitments in respect of the Bridge Facility that are commensurate with those contemplated by the Syndication Plan for other lenders with that title. It is understood and agreed that Citi will have the left and highest placement on any information memoranda and other marketing materials relating to the Bridge Facility, and shall hold the role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Bridge Facility.
2.    Conditions to Financing. Notwithstanding anything in this Commitment Letter, the Fee Letter, the definitive documentation for the Bridge Facility (the “Loan Documentation”) or any other agreement or other undertaking concerning the Transactions (as defined in the Summary of Terms) to the contrary, the only conditions (express or implied) to the availability and funding of the Bridge Facility on the Funding Date are as follows (such conditions, the “Funding Conditions”):
(a)    the execution and delivery of the Loan Documentation by the parties thereto, on terms consistent with the Commitment Letter and subject to the Certain Funds Provision (as defined below); and
(b)    the satisfaction (or waiver by the Majority Commitment Parties (as defined below)) of the other conditions precedent to the Funding Date expressly set forth in Exhibit B hereto.
As used herein, “Majority Commitment Parties” means, at any time, Commitment Parties that collectively hold more than 50% of the aggregate amount of the commitments under the Bridge Facility at such time; provided that the Majority Commitment Parties shall in any event include Citi.
Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documentation or any other agreement or other undertaking concerning the Transactions to the contrary, (i) the only conditions (express or implied) to the availability and funding of the Bridge Facility on the Funding Date are the Funding Conditions and upon satisfaction (or waiver by the Majority Commitment Parties) of the Funding Conditions, the funding requested by the Borrower under the Bridge Facility shall occur, (ii) the only representations and warranties the accuracy of which shall be a condition to the availability of the Bridge Facility on the Funding Date shall be the Specified Representations (defined below) to the extent constituting Funding Conditions and (iii) the terms of the Loan Documentation shall be in a form such that they do not impair availability of the Bridge Facility on the Funding Date if the Funding Conditions are satisfied (or waived by the Majority Commitment Parties). For purposes hereof, “Specified Representations” means (a) such of the representations and warranties made by the Target with respect to the Target and its subsidiaries in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower (or its subsidiary or affiliate) has the right to terminate its obligations under the Merger Agreement, or decline to consummate the Acquisition, as a result of a breach of such representations and warranties in the Merger Agreement (the “Specified Merger Agreement Representations”) and (b) the representations and warranties of the Borrower in the Loan Documentation relating to (1) corporate or other organizational existence of the Borrower, (2) corporate power and authority of the Borrower to enter into the Loan Documentation, (3) the enforceability of the Loan Documentation against the Borrower, (4) due authorization, execution and delivery by the Borrower of the Loan Documentation, (5) the execution and delivery of the Loan Documentation does not conflict with (x) the organizational documents of the Borrower or (y) any agreement or instrument evidencing indebtedness for borrowed money of the Borrower in a principal or committed amount in excess of $150,000,000 (determined pro forma for the Transactions), (6) Federal Reserve margin regulations, (7) Investment Company Act status, (8) use of proceeds not violating sanctions (including OFAC) and anti-corruption laws (including FCPA) or the PATRIOT Act and (9) absence of an event of default under the Loan Documentation arising from (x) the bankruptcy of the Borrower or (y) the non-payment of any fees due and payable by the Borrower as specified in the Term Sheet or the Fee Letter as and when required to be paid thereby) (the “Specified Credit Agreement Representations”). This paragraph shall be known as the “Certain Funds Provision.”
3.    Syndication. The Lead Arranger reserves the right, prior to or after the Funding Date, to syndicate all or a portion of the Initial Lender’s commitment hereunder with respect to the Bridge Facility to one or more prospective Lenders; provided that the selection of Lenders and the allocations of the commitments among such Lenders shall be subject to your consent (such consent, during the period commencing on or after 60 days after the date hereof, not to be unreasonably withheld, conditioned or delayed) (it being agreed that you consent (x) to syndication and assignment of the commitments in respect of the Bridge Facility to the financial institutions and lenders in the Syndication Plan (with any changes that you request after the date hereof, subject to the Lead Arranger’s consent to such changes (not to be unreasonably withheld, conditioned or delayed)) and (y) to allocations of the commitments to such Lenders described in the foregoing clause (x) (“Subject Lenders”) as set forth in the Syndication Plan or, after the date that is 60 days after the date hereof if and for so long as a Successful Syndication (as defined in the Fee Letter) has not been achieved, to allocations to Subject Lenders as otherwise determined by the Lead Arranger in consultation with you (each potential Lender to which you so consent, an “Approved Lender”); provided that notwithstanding the right of the Lead Arranger to syndicate the Bridge Facility and receive commitments with respect thereto, the Initial Lender shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund the entire amount of the Bridge Facility pursuant to its commitment hereunder on the Funding Date) in connection with any syndication, assignment or participation of the Bridge Facility, prior to the funding of the entire amount (or such lesser amount as is requested by the Borrower in writing) of the Bridge Facility on the Funding Date, except pursuant to a valid assignment evidenced by (a) the Loan Documentation, to the extent of the commitments of the Lenders party thereto that are Approved Lenders, in which case the commitment of the Initial Lender hereunder will be reduced dollar-for-dollar by the commitments of such Approved Lenders or (b) a customary joinder or amendment to, or amendment or restatement of, this Commitment Letter executed by you and us (any such joinder, amendment or amendment and restatement, a “Joinder”) pursuant to which the Approved Lenders agree to become party to this Commitment Letter and to extend commitments directly to you on the terms set forth herein (in which case the commitment of the Initial Lender hereunder will be reduced dollar-for-dollar by the commitments of such Approved Lenders), and which Joinder, for the avoidance of doubt, shall not add any conditions to the availability of the Bridge Facility, increase compensation payable by you in connection therewith or modify the Commitment Letter in any manner other than technical modifications necessary to effectuate the addition of such Approved Lenders; provided further that the parties hereto shall cooperate in good faith to execute and deliver such a Joinder promptly upon all of the Approved Lenders being identified in accordance with the terms hereof and agreeing to enter such a Joinder.
Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lender’s commitment hereunder is not conditioned upon the syndication of, or receipt of commitments in respect of, the Bridge Facility and the successful completion of syndication of the Bridge Facility shall not constitute a condition to the availability of the Bridge Facility on the Funding Date. The Lead Arranger intends to commence syndication of the Bridge Facility promptly upon your acceptance of this Commitment Letter and the Fee Letter. Until the earlier of (i) the date upon which a Successful Syndication is achieved and (ii) the 60th day following the Funding Date (the “Syndication Date”), you agree to actively assist, and to use your commercially reasonable efforts to cause the Target (to the extent consistent with and not in contravention of the Merger Agreement) to actively assist, the Lead Arranger in achieving a syndication of the Bridge Facility that is reasonably satisfactory to the Lead Arranger and you (subject to the procedures and your rights set forth in the first paragraph of Section 3 hereof). Such assistance shall include your (a) assisting in the preparation of confidential information memoranda and other customary marketing materials to be used in connection with the syndication of the Bridge Facility (collectively with the Summary of Terms, the “Information Materials”), (b) using your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from your existing banking relationships and, to the extent consistent with and not in contravention of the Merger Agreement, the existing banking relationships of the Target, (c) your using commercially reasonable efforts to obtain as promptly as reasonably practicable after the date hereof, giving effect to the Transactions, ratings for the Borrower’s long-term senior unsecured debt from Moody’s Investors Service, Inc. (“Moody’s”), Standard & Poor’s Financial Services LLC (“S&P”) and Fitch Ratings, Inc. (“Fitch”) and (d) making your senior officers and certain advisors, and using your commercially reasonable efforts to make the senior officers and certain advisors of the Target (to the extent consistent with and not in contravention of the Merger Agreement), available to attend and make presentations regarding the business and prospects of the Borrower and its subsidiaries, at one telephonic meeting of prospective Lenders (or, if otherwise deemed reasonably necessary by the Lead Arranger, one or more telephonic meetings of prospective Lenders), at a time or times to be mutually agreed.
You further agree that, until the occurrence of the Syndication Date, you and your subsidiaries will not (and you will use commercially reasonable efforts (to the extent consistent with and not in contravention of the Merger Agreement) to ensure that the Target and its subsidiaries will not) incur, issue, announce, offer, place or arrange any debt or equity (or equity-linked) securities or any syndicated credit facility of the Borrower, the Target or their respective subsidiaries, in each case that would reasonably be expected to materially impair the primary syndication of the Bridge Facility (with it being understood that (i) any Qualifying Term Loan Facility (as defined in the Summary of Terms), (ii) the issuance of the Senior Notes (as defined in the Summary of Terms), (iii) drawings under the Amended and Restated Five Year Credit Agreement dated as of October 11, 2023 (as amended, restated, amended and restated, waived, supplemented or otherwise modified prior to the date hereof, the “Existing Revolving Credit Agreement”), among the Borrower, Calm Treasury Holdings Limited, an English private limited company, and the designated subsidiaries referred to therein, as borrowers, the lenders and issuing banks from time to time party thereto and Citibank, N.A., as administrative agent, and any amendment, restatement, amendment and restatement, supplement or other modification to the Existing Revolving Credit Agreement or refinancing or replacement thereof, in each case that (x) increases the aggregate committed amount to an amount no greater than $3,500,000,000 (plus accrued and unpaid interest and any premium thereon and discounts, fees, commissions and expenses) and (y) is undertaken in reasonable coordination with Citi (it being understood and agreed that the requirement in this clause (y) shall be deemed satisfied if Citi shall be offered the opportunity to manage the communication and syndication with respect to any such refinancing or replacement), (iv) ordinary course purchase money and equipment financings and capital leases, (v) borrowings under ordinary course working capital, letter of credit or overdraft facilities, (vi) issuances of commercial paper, (vii) other debt in an amount not to exceed $150,000,000 in the aggregate, (viii) any indebtedness of the Target and its subsidiaries not prohibited from being incurred or remaining outstanding under the Merger Agreement (including after giving effect to any consent by you or any of your affiliates to any such incurrence after the date hereof that requires your or any of your affiliates’ consent pursuant to the terms of the Merger Agreement) and (ix) any other financing agreed to by the Lead Arranger, in each case of the foregoing clauses (i) through (ix), will not be deemed to materially impair the primary syndication of the Bridge Facility).
Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, (A) you will not be required to provide any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation or any confidentiality obligation binding on you, the Target and/or any of your or their respective affiliates; provided that you shall use commercially reasonable efforts (with respect to any such obligation binding on the Target or its affiliates, to the extent consistent with and not in contravention of the Merger Agreement) to obtain the relevant consents under such obligations of confidentiality to permit the provision of such information and, to the extent reasonably practicable and not prohibited by applicable law, rule or regulation, shall notify us of the information that is not being provided on the basis of such confidentiality obligations and (B) the financial statements required by Exhibit B hereto are the only financial statements that will be required in connection with the syndication of the Bridge Facility.
It is understood and agreed that the Lead Arranger will manage all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Approved Lenders and any titles offered to proposed Approved Lenders, when commitments will be accepted and the final allocations of the commitments among the Approved Lenders; provided that the selection of Approved Lenders and the allocations of the commitments among Approved Lenders shall be subject to the procedures and your rights set forth in the first paragraph of Section 3 hereof. It is understood that no Lender participating in the Bridge Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein, in the Summary of Terms and in the Fee Letter.
4.    Information. You represent and warrant that (in each case, to your knowledge with respect to the Target and its subsidiaries) (a) all financial projections concerning the Borrower and its subsidiaries that have been or are hereafter made available to the Commitment Party by you or by any of your representatives (on your behalf) in connection with the Transactions (the “Projections”) have been or will be prepared in good faith based upon assumptions that you believed to be reasonable at the time made (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, the Projections, by their nature, are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved, and that actual results during the period or periods covered by such Projections may differ from projected results and such differences may be material) and (b) all written information, other than Projections and information of a general industry nature, which has been or is hereafter made available to the Commitment Party by you or by any of your representatives (on your behalf) in connection with the Transactions (the “Information”), taken as a whole, is or will be (as of the date made available) correct in all material respects and does not or will not (as of the date made available) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates thereto from time to time). If at any time from the date hereof until the later of the Funding Date and the Syndication Date, any of the representations and warranties contained in the foregoing sentence would not be correct in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to (in the case of information about the Target and its subsidiaries, use commercially reasonable efforts, to the extent consistent with and not in contravention of the Merger Agreement, to) promptly supplement, or cause to be supplemented, the Information or Projections from time to time so that the representations and warranties contained in this paragraph remain correct in all material respects under those circumstances. In issuing this commitment and in arranging and syndicating the Bridge Facility, the Commitment Party is and will be using and relying on the Information without independent verification thereof and does not assume responsibility for the accuracy or completeness of the Information. Without limiting your obligations under this paragraph, it is understood that the Initial Lender’s commitment with respect to the Bridge Facility hereunder is not conditioned upon the accuracy of, or your compliance with, the representations, warranties and covenants in this paragraph. Notwithstanding the foregoing or anything to the contrary herein, nothing in this Commitment Letter or the definitive Loan Documentation shall require you to deliver Projections to us covering more than two (2) years from the date hereof.
You acknowledge that the Commitment Party on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on Syndtrak, IntraLinks or another similar electronic system. In connection with the syndication of the Bridge Facility, unless the parties hereto otherwise agree in writing, you shall be under no obligation to provide Information Materials suitable for distribution to any prospective Lender (each, a “Public Lender”) that has personnel who do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Borrower or its affiliates, the Target or its affiliates, or the respective securities of any of the foregoing. Prior to distribution of Information Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination thereof, subject to confidentiality undertakings satisfactory to you (it being understood and agreed that (i) customary procedures employed by us for providing prospective Lenders access via Syndtrak (or another similar electronic system) to information and other materials related to the Bridge Facility and the confidentiality terms to be accepted by prospective Lenders in connection therewith are satisfactory to you for such purpose; provided that such confidentiality terms are no less favorable to you than those contained herein and (ii) and the Information Materials shall exculpate us, you, the Target and our, your and the Target’s respective affiliates with respect to any liability related to the use of the contents of the Information Materials or related syndication and marketing materials by the recipients thereof).
5.    Fees, Expenses, Indemnities and Limitation of Liability. You agree to pay, or cause to be paid, the fees set forth in the separate fee letter relating to this Commitment Letter addressed to you dated the date hereof (the “Fee Letter”). In addition, by executing this Commitment Letter, you agree, whether or not the Funding Date occurs, to reimburse the Commitment Party from time to time on demand for all reasonable and documented out-of-pocket fees and expenses (in the case of fees, disbursements and other charges of counsel, limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Commitment Party and, if reasonably necessary, of one local counsel in any relevant material jurisdiction and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant material jurisdiction)) incurred in connection with the Bridge Facility, the syndication thereof and the preparation of the Loan Documentation (the “Expenses”).
You agree to indemnify and hold harmless the Commitment Party and its affiliates and controlling persons, successors and assigns and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (in the case of fees, disbursements and charges of counsel, limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnified Parties, taken together (and, if reasonably necessary, one local counsel in any relevant material jurisdiction and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and, if reasonably necessary, one additional local counsel in any relevant material jurisdiction) for all affected Indemnified Parties taken together)) that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with (a) this Commitment Letter, the Fee Letter, the Merger Agreement or any Transaction or (b) the Bridge Facility, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s or any of its Related Persons’ (as defined below) bad faith, gross negligence or willful misconduct, (ii) the material breach by such Indemnified Party or any of its Related Persons of its obligations under this Commitment Letter or (iii) any dispute solely among Indemnified Parties (not arising as a result of any act or omission by you or any of your affiliates) other than claims against an Indemnified Party in its capacity or as a result of fulfilling its role as an agent, bookrunner, arranger or any other similar role under the Bridge Facility. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies (any of the foregoing, a “Proceeding”), such indemnity shall be effective whether or not such Proceeding is brought by you, your equityholders or creditors, the Target, its subsidiaries or any other third party or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You shall not be liable for any settlement of any Proceeding effected without your prior written consent, but if settled with your prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Party to the extent and in the manner set forth above.
You also agree that the Commitment Party and each of its affiliates and controlling persons, successors and assigns and their respective officers, directors, employees, agents and advisors (each, a “Released Party”) shall have no liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries pursuant hereto, except to the extent of your and their direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Released Party’s or any of its Related Persons’ bad faith, gross negligence or willful misconduct or (ii) the material breach by such Released Party or any of its Related Persons of its obligations under this Commitment Letter. Notwithstanding any other provision of this Commitment Letter, no Released Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent resulting from (i) such Released Party’s or any of its Related Persons’ bad faith, gross negligence or willful misconduct or (ii) the material breach by such Released Party or any of its Related Persons of its obligations under this Commitment Letter, in each case as determined by a final and nonappealable judgment of a court of competent jurisdiction. You shall not be liable to us or any Released Party for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Bridge Facility, the use of the proceeds thereof, the Transactions or any related transaction; provided that this sentence shall not limit your indemnification obligations as set forth in the immediately preceding paragraph.
For purposes hereof, a “Related Person” of an Indemnified Party or Released Party, as applicable, means (a) any controlling person, controlled affiliate or subsidiary of such Indemnified Party or Released Party, as applicable, (b) the respective directors, officers or employees of such Indemnified Party or Released Party, as applicable, or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such Indemnified Party or Released Party, as applicable, or any of its subsidiaries, controlled affiliates or controlling persons.
6.    Confidentiality, Other Obligations, Miscellaneous. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may (i) disclose this Commitment Letter and the Fee Letter as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (ii) disclose this Commitment Letter and the Fee Letter to your and your affiliates’ respective officers, directors, employees, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter, (iii) disclose this Commitment Letter but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (iv) disclose this Commitment Letter but not the Fee Letter to the Target and its shareholders and their respective officers, directors, accountants, attorneys and other professional advisors on a confidential and need to know basis in connection with their consideration of the Transactions, (v) to the extent portions thereof have been redacted in a customary manner to be reasonably agreed by us, disclose the Fee Letter to the Target and its shareholders and their respective officers, directors, accountants, attorneys and other professional advisors on a confidential and need to know basis, (vi) after your acceptance of this Commitment Letter and the Fee Letter, disclose the aggregate fees payable under the Fee Letter (but not the Fee Letter itself) in generic disclosure of aggregate sources and uses contained in any confidential information memorandum or other marketing materials or public filings relating to the Transactions, (vii) disclose the Commitment Letter to any rating agency on a confidential basis, (viii) after your acceptance hereof, disclose this Commitment Letter (but not the Fee Letter) to potential Lenders in coordination with us as contemplated by Section 3 above, and (ix) disclose the Commitment Letter and the Fee Letter in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby or thereby or enforcement hereof and thereof; provided that the foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its fees and substance) on the date that is two (2) years following the termination of this Commitment Letter in accordance with its terms. Notwithstanding anything herein to the contrary, you are authorized to disclose, without limitation of any kind, to any person the “tax treatment” and “tax structure” (as such terms are defined in Treasury Regulations Section 1.6011-4(c)) of the transactions contemplated hereby and all materials of any kind (including tax opinions and other tax analyses) provided to you relating to such treatment and structure. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) and the requirements of 31 C.F.R. §1010.230 (the “Beneficial Ownership Regulation”), each of us is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow us to identify you in accordance with the Act and the Beneficial Ownership Regulation.
You acknowledge that the Commitment Party or its affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Party agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information. The Commitment Party further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer.

You acknowledge that the Commitment Party currently is acting as the administrative agent and a lender under the Existing Revolving Credit Agreement, and that the Borrower’s and its affiliates’ rights and obligations under any other agreement with the Commitment Party or any of its affiliates (including the Existing Revolving Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter and none of such rights and obligations under such other agreements shall be affected by the Commitment Party’s performance or lack of performance of services hereunder.
In connection with all aspects of each transaction contemplated by this Commitment Letter and the Fee Letter, you acknowledge and agree, and acknowledge your subsidiaries’ understanding, that: (a) (i) the arranging, assistance in structuring and other services described herein regarding the Bridge Facility are arm’s-length commercial transactions between you and your subsidiaries, on the one hand, and the Commitment Party, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the financing transactions contemplated hereby; (b) the Commitment Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity; and (c) the Commitment Party and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Party has no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Party with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.
In addition, please note that Citi has been retained by the Borrower to provide certain services, including the issuance of a fairness opinion, in connection with the Acquisition. Each of the parties hereto agree not to assert any claim they might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of Citi to provide such services and, on the other hand, Citi’s relationship with the parties hereto as described and referred to herein and with respect to the other financing transactions in connection therewith.
This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (x) the accuracy of any representations and warranties made by or on behalf of the Target and its subsidiaries in the Merger Agreement and whether as a result of any inaccuracy thereof you (or your subsidiary or affiliate) have the right to terminate your (or its) obligations under the Merger Agreement, or decline to consummate the Acquisition, as a result of a breach of such representations and warranties in the Merger Agreement, (y) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and (z) the interpretation of the definition of Material Adverse Effect (as defined in the Merger Agreement) and whether a Material Adverse Effect (as defined in the Merger Agreement) has occurred shall, in each case, be governed by, and construed in accordance with, the Laws (as defined in the Merger Agreement) of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the transactions contemplated hereby and thereby or the actions of the Commitment Party in the negotiation, performance or enforcement hereof. With respect to any suit, action or proceeding arising in respect of this Commitment Letter, the

Fee Letter, the transactions contemplated hereby and thereby or the actions of the Commitment Party in the negotiation, performance or enforcement hereof, the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any state or federal court located in the Borough of Manhattan and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or us will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or the Commitment Party.
The provisions of Sections 3, 4, 5 and 6 shall remain in full force and effect regardless of whether Loan Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Party hereunder; provided that (i) Sections 3 and 4 shall terminate upon the termination of this Commitment Letter if the Loan Documentation shall not have been entered into and (ii) the reimbursement and indemnification obligations under this Commitment Letter shall be automatically superseded by any corresponding provisions of the definitive Loan Documentation, to the extent covered thereby.
The Commitment Party shall use all information received by it in connection with the Transactions (“Confidential Information”) solely for the purposes of providing the services that are the subject of this Commitment Letter and agrees to maintain the confidentiality of the Confidential Information and not to publish, disclose or otherwise divulge such information, except that Confidential Information may be disclosed (a) to its affiliates and its and its affiliates’ respective partners, directors, officers, employees, trustees, advisors and agents (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), in which case the Commitment Party agrees to the extent reasonably practicable and not prohibited by applicable law, rule, regulation or order, to inform you promptly of the disclosure thereof, (c) to the extent required by applicable laws, rules or regulations or by any subpoena or order or similar legal process (in which case the Commitment Party agrees to the extent not prohibited by applicable law, rule, regulation or order, to inform you promptly of the disclosure thereof), (d) in connection with performing the services described herein and consummating the transactions contemplated hereby, to any prospective Lender subject to the confidentiality agreements set forth in the Information Materials, (e) to potential counterparties to any swap or derivative transaction, subject to the confidentiality agreements set forth in the Information Materials or otherwise no less favorable to you than this paragraph, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, the Bridge Facility or the enforcement of rights thereunder, (g) with the prior written consent of the Borrower, (h) in connection with obtaining CUSIP numbers and to market data collectors, similar service providers to the lending industry, and service providers to the Lead Arranger and the Lenders in connection with the administration and management of the Bridge Facility, (i) for purposes of establishing a “due diligence” defense or (j) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this paragraph or (y) becomes available to the Commitment Party from a source other than you (or your representatives) that is not, to the Commitment Party’s knowledge, subject to confidentiality or fiduciary obligations owing to you or any of your subsidiaries. Notwithstanding the foregoing, the Commitment Party shall not be required to provide notice of any permitted disclosures made in connection with any regulatory review of the Commitment Party by any governmental agency or examiner or regulatory body with jurisdiction over the Commitment Party. The provisions of this paragraph shall automatically terminate upon the earlier of (i) the date that the Loan Documentation is entered into (at which time the confidentiality provisions therein shall govern) and (ii) two years following the date of this Commitment Letter.
This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic means (such as by email in “pdf”, “tif” or DocuSign format) or any electronic counterpart complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act shall be effective as delivery of a manually executed counterpart thereof.
This Commitment Letter (including the exhibits hereto) and the Fee Letter embody the entire agreement and understanding among the Commitment Party, you and your affiliates with respect to the Bridge Facility and supersede all prior agreements and understandings relating to the specific matters hereof. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by the Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is intended to be solely for the benefit of the parties hereto and, to the extent expressly provided herein, the Indemnified Parties. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Party and you. This Commitment Letter shall not be assignable by any party hereto (except by us as expressly contemplated in Section 3 of this Commitment Letter, to the extent constituting an assignment pursuant to a Joinder executed by you and us) without the prior written consent of each other party hereto (and any such purported assignment, unless made in accordance with the provisions referred to in the prior parenthetical in this sentence, without such consent shall be null and void).
Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Loan Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Bridge Facility is subject only to the satisfaction (or waiver by the Majority Commitment Parties) of the Funding Conditions and that nothing contained in this Commitment Letter obligates you or any of your affiliates to consummate the Acquisition or to draw down any portion of the Bridge Facility. In addition, you shall have the right to reduce the commitments hereunder in whole or in part at any time and from time to time by the giving of notice in writing to the Lead Arranger.
This Commitment Letter and all commitments and undertakings of the Commitment Party hereunder will expire at 11:59 p.m. New York City time on September 29, 2024, unless you execute this Commitment Letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission or other electronic means (such as by email in “pdf” or “tif” format)), whereupon this Commitment Letter (including the Summary of Terms) and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, all commitments and undertakings of the Commitment Party hereunder will expire on the earliest of (i) the date that is five (5) business days after the “Outside Date” (as defined in the Merger Agreement as in effect on the date hereof, after giving effect to each extension thereof in accordance with the Merger Agreement as in effect on the date hereof), (ii) the consummation of the Acquisition without the use of the Bridge Facility, (iii) the date of the termination of the Merger Agreement by you in writing in accordance with its terms,

(iv) the sole election of the Borrower (in its sole discretion) to terminate this Commitment Letter in writing to the Lead Arranger and (v) the Effective Date.
[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

We are pleased to have the opportunity to work with you in connection with this important financing.
Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:    /s/ Maureen Maroney
    Name:    Maureen Maroney
    Title:    Managing Director

[Project Bulldog – Signature Page to Commitment Letter]

Accepted and agreed to
as of the date first written above:

MARSH & MCLENNAN COMPANIES, INC.

By:    /s/ Mark C. McGivney
    Name:    Mark C. McGivney
    Title:    Senior Vice President & Chief Financial Officer

[Project Bulldog – Signature Page to Commitment Letter]

EXHIBIT A
PROJECT BULLDOG
$7.75 BILLION 364-DAY BRIDGE FACILITY
SUMMARY OF TERMS AND CONDITIONS
Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the commitment letter to which this Summary of Terms and Conditions is attached.

Borrower:	Marsh & McLennan Companies, Inc., a Delaware corporation (the “Borrower”).
Transactions:
The Borrower intends to acquire, directly or indirectly, a company previously identified by you to us as “Bulldog” (the “Target”) pursuant to the Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), by and among Marsh & McLennan Agency LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Borrower (“Buyer”), BD Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), the Target and TIH Platform Midco, L.P., a Delaware limited partnership, for the aggregate cash consideration set forth in the Merger Agreement as in effect on the date hereof (together with any other amounts required to be paid by or on behalf of the Borrower or its affiliates pursuant to the Merger Agreement, “Acquisition Consideration”). In connection with the Acquisition, the Borrower intends to (i) obtain the Bridge Facility, (ii) pay the Acquisition Consideration and (iii) pay the fees, costs and expenses incurred in connection with the foregoing. It is anticipated that some or all of the Bridge Facility will be replaced on or prior to the Funding Date or refinanced after the Funding Date by one or more of the following: (i) the issuance of one or more series of senior unsecured notes by the Borrower through one or more public offerings or private placements (the “Senior Notes”) and (ii) cash on hand of the Borrower and its subsidiaries.

The transactions described in the foregoing paragraph are referred to herein collectively as the “Transactions”.
Administrative Agent:	Citi shall act as sole administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
Lead Arranger and Bookrunner:	Citi will act as sole lead arranger and sole bookrunner for the Bridge Facility (the “Lead Arranger”).
Lenders:	A syndicate of banks and other financial institutions (including the Initial Lender) arranged by the Lead Arranger in accordance with the Commitment Letter (collectively, the “Lenders”).

Facility:	An $7.75 billion 364-day senior unsecured bridge term loan facility (as such amount may be reduced as set forth in the section under the heading “Mandatory Prepayments” below) (the “Bridge Facility”).
Purpose:	The proceeds of the Bridge Facility shall be used by the Borrower to (i) finance all or a portion of the Acquisition Consideration and (ii) pay fees, costs and expenses related to the Transactions.
Availability:	The Bridge Facility shall be available in a single drawing on the Funding Date.
Interest Rates and Fees:	As set forth in Schedule I.
Maturity:	The Bridge Facility will mature on the date that is 364 days after the Funding Date.
Amortization:	None.
Optional Prepayments and Commitment Reductions:	The Borrower may in its sole discretion prepay the Bridge Facility in whole or in part and, if the Bridge Facility is paid in whole, terminate the Loan Documentation, at any time without premium or penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of SOFR borrowings. The commitments under the Bridge Facility may be reduced permanently or terminated by the Borrower at any time without penalty. Optional prepayments and commitment reductions shall be applied ratably to the commitments or loans, as applicable, of each Lender.
Mandatory Prepayments:
The following amounts shall be applied to prepay the loans outstanding under the Bridge Facility within three (3) business days of receipt of such amounts (and, prior to the Funding Date, the commitments under the Bridge Facility, pursuant to the Commitment Letter or Loan Documentation (as applicable), shall be automatically and permanently reduced by such amounts) (it being understood that amounts set forth in clause (a) below shall only be required to be applied to reduce commitments under the Bridge Facility prior to the Funding Date and shall not result in any mandatory prepayment of loans thereafter):

(a) 100.0% of the committed amount of any Qualifying Term Loan Facility (as defined below) entered into for the purpose of financing the Transactions (such reduction to occur automatically upon the later of (x) the effectiveness of definitive documentation for such term loan credit facility and (y) the receipt by the Lead Arranger of a notice from the Borrower that such term loan credit facility constitutes a Qualifying Term Loan Facility);

(b)    100.0% of the Net Cash Proceeds (as defined below) from the incurrence of debt for borrowed money by the Borrower or any of its subsidiaries (excluding (i) intercompany debt of such entities, (ii) borrowings under the Existing Revolving Credit Agreement and any amendment, restatement, amendment and restatement, supplement or other modification to the Existing Revolving Credit Agreement or refinancing or any revolving facility in replacement thereof in an amount up to $3,500,000,000 (plus accrued and unpaid interest and any premium thereon and discounts, fees, commissions and expenses), (iii) any borrowings under ordinary course working capital, letter of credit or overdraft facilities, (iv) issuances of commercial paper, (v) indebtedness with respect to capital leases or purchase money or equipment financings incurred in the ordinary course of business, (vi) any debt the net proceeds of which are to be applied to repay, redeem or otherwise refinance any debt of the Borrower and/or its subsidiaries within twelve months of the maturity thereof, and in each case to pay any fees or other amounts in respect of or otherwise in connection therewith, (vii) other debt (other than the Senior Notes) in an amount not to exceed $150,000,000 in the aggregate and (viii) any Qualifying Term Loan Facility that has reduced commitments under the Bridge Facility pursuant to clause (a) above);

(c)    100.0% of the Net Cash Proceeds from the issuance of any equity interests by the Borrower (other than (i) issuances pursuant to employee stock plans or other benefit or employee incentive arrangements, (ii) equity interests issued or transferred as consideration in connection with any acquisition, (iii) equity interests generating Net Cash Proceeds in an amount not to exceed $150,000,000); and
(d)    100.0% of the Net Cash Proceeds from the sale or other disposition of assets of the Borrower or any of its subsidiaries outside the ordinary course of business (including issuances of stock by the Borrower’s subsidiaries) (except for (i) asset sales (including issuances of stock by the Borrower’s subsidiaries) between or among such entities, (ii) sales or other dispositions of marketable securities and public equity securities and (iii) asset sales (including issuances of stock by the Borrower’s subsidiaries), the net cash proceeds of which do not exceed $25,000,000 in any single transaction or related series of transactions or $150,000,000 in the aggregate), to the extent that such proceeds are not reinvested (or committed to be reinvested) in the business of the Borrower or any of its subsidiaries within twelve (12) months following receipt thereof.

“Net Cash Proceeds” means, with respect to any event, the cash (which term, for purposes of this definition, shall include cash equivalents) proceeds actually received by the Borrower or its domestic subsidiaries in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of the sum, without duplication, of (i) all fees and expenses incurred in connection with such event by the Borrower and its subsidiaries, (ii) in the case of a sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction) of an asset, the amount of all payments required to be made by the Borrower and its subsidiaries as a result of such event to repay debt for borrowed money secured by such asset and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and its subsidiaries, and the amount of any reserves established by the Borrower and its subsidiaries in accordance with GAAP or other applicable accounting standards to fund any purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to the occurrence of such event (as determined reasonably and in good faith by the Borrower); provided that if the amount of such reserves exceeds the amounts charged against such reserve, then such excess, upon determination thereof, shall then constitute Net Cash Proceeds.

“Qualifying Term Loan Facility” shall mean a term loan facility entered into by the Borrower for the purpose of financing the Transactions (i) that is subject to conditions precedent to funding that are no more restrictive and no less favorable to the Borrower than the conditions set forth herein to the funding of the Bridge Facility and (ii) the enforcement and remedial provisions of which are not materially less favorable to the Borrower as compared to the enforcement and remedial provisions hereunder, in each case as determined by the Borrower in its reasonable discretion.

The Borrower shall give the Administrative Agent prompt written notice of any commitment reduction or prepayment required pursuant to this section or of having entered into a Qualifying Term Loan Facility.
Amounts prepaid pursuant to any mandatory prepayment of the loans may not be re-borrowed.
Commitment Termination:	The commitments in respect of the Bridge Facility will terminate in their entirety automatically upon the funding of the entire amount (or such lesser amount as is requested by the Borrower in writing) of the Bridge Facility on the Funding Date. In addition, (i) at any time after the Effective Date and prior to the Funding Date, the Borrower shall have the right to terminate commitments in respect of the Bridge Facility in whole or in part in its sole discretion and (ii) the commitments of the Lenders will expire on the earliest of (A) the date that is five (5) business days after the “Outside Date” (as defined in the Merger Agreement as in effect on the date hereof, after giving effect to each extension thereof in accordance with the Merger Agreement as in effect on the date hereof, (B) the consummation of the Acquisition without the use of the Bridge Facility and (C) the date of the termination of the Merger Agreement by the Borrower in writing in accordance with its terms.
Collateral:	None.
Conditions Precedent to Effectiveness:	The effectiveness of the Loan Documentation on the Effective Date will be subject solely to the satisfaction of the following conditions precedent (subject to the Certain Funds Provision):
(i) the execution and delivery of the Loan Documentation by the parties thereto, on terms consistent with the Commitment Letter and subject to the Certain Funds Provision; and

(ii)    the Administrative Agent shall have received, at least three (3) business days prior to the Effective Date, all documentation and other information relating to the Borrower (but not, for the avoidance of doubt, the Target or its subsidiaries) that has been reasonably requested in writing at least ten (10) business days prior to the Effective Date by the Administrative Agent on behalf of any such Lender that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

The occurrence of the Effective Date shall be confirmed by a written notice from the Administrative Agent to the Borrower on the Effective Date and shall be conclusive evidence of the occurrence thereof.
Conditions Precedent to Funding:	The loans under the Bridge Facility shall be available on the date (the “Funding Date”) on which the Funding Conditions are satisfied or waived.

Certain Funds Period:
In the event the Loan Documentation is entered into prior to the Funding Date, then during the period from and including the Effective Date to and including the funding of the Bridge Facility on the Funding Date (the “Certain Funds Period”), and notwithstanding (i) that any representation made on the Effective Date (excluding the Specified Representations made on the Funding Date to the extent constituting Funding Conditions) was incorrect, (ii) any failure by the Borrower to comply with the affirmative covenants, negative covenants and/or financial covenants, (iii) any provision to the contrary in the Loan Documentation or otherwise or (iv) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel or reduce any of its commitments under the Bridge Facility (except as set forth in “Mandatory Prepayments” above), (2) rescind, terminate or cancel the Loan Documentation or exercise any right or remedy or make or enforce any claim under the Loan Documentation, related notes, related fee letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its loan or the availability of the Bridge Facility, (3) refuse to participate in making its loan; provided that the Funding Conditions have been satisfied or waived or (4) exercise any right of set-off or counterclaim in respect of its loan to the extent to do so would prevent, limit or delay the making of its loan. Notwithstanding anything to the contrary provided herein, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any applicable Funding Condition is not satisfied or waived by the Majority Commitment Parties on the Funding Date (other than, if such conditions have been satisfied or waived by the Majority Commitment Parties on or prior to the Funding Date, the conditions set forth under the heading “Conditions Precedent to Effectiveness”) and (B) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights were not available prior to such time as a result of the foregoing.

Clean-Up Period:
Notwithstanding anything herein to the contrary, during the period from the Funding Date until the date that is 120 days after the Funding Date (the “Clean-Up Period”), any representation or warranty (other than the Specified Credit Agreement Representations) made by the Target or any of its subsidiaries in connection with the Transactions that would have been breached or inaccurate, or any other default, by reason of any matter or circumstance relating to the Target or any of its subsidiaries with respect to the Transactions (were it not for this provision), will be deemed not to constitute a breach of a representation or warranty or a default for all purposes under the Commitment Letter and the Loan Documentation if, and for so long as the circumstance giving rise thereto: (i) is capable of being remedied and the Borrower or any of its subsidiaries is taking appropriate steps to remedy such breach or inaccuracy; (ii) relates exclusively to the Target or any of its subsidiaries (or any obligation to procure or ensure any action in relation to the Target or any of its subsidiaries); (iii) has not been procured by or approved by the Borrower or any of its subsidiaries (other than the Target or any of its subsidiaries); and (iv) does not have a material adverse effect on the operations or financial condition of the Borrower and its subsidiaries (including the Target and its subsidiaries), taken as a whole, such that the Borrower and its subsidiaries (including the Target and its subsidiaries), taken as a whole, would be unable to perform the payment obligations under the Bridge Facility.

Documentation Principles:	The definitive documentation for the Bridge Facility, including, without limitation, the representations and warranties, covenants and events of default contained therein, will be substantially the same as the Existing Revolving Credit Agreement. The Loan Documentation will contain only those conditions to borrowing, mandatory prepayments, representations, warranties, covenants and events of default expressly set forth in this Term Sheet. The phrase “substantially the same as the Existing Revolving Credit Agreement” and words of similar import mean the same as the Existing Revolving Credit Agreement, with modifications (a) as are necessary to reflect the terms specifically set forth in the Commitment Letter (including the nature of the Bridge Facility as a bridge facility) and the Fee Letter and (b) to accommodate the structure of the Acquisition and the operational and strategic requirements of the Borrower and its subsidiaries (including as to the operational and strategic requirements of the Target and its subsidiaries), particularly in light of the industries, businesses, business practices of the Borrower, the Target and their respective subsidiaries, the Borrower’s proposed business plan and the disclosure schedules to the Merger Agreement.
Representations and Warranties:	Subject to the Certain Funds Provision, substantially the same as the Existing Revolving Credit Agreement.
Affirmative Covenants:	Subject to the Certain Funds Provision, substantially the same as the Existing Revolving Credit Agreement.
Negative Covenants:	Subject to the Certain Funds Provision, substantially the same as in the Existing Revolving Credit Agreement.
Financial Covenants:	Subject to the Certain Funds Provision, solely the following, in each case, substantially the same as in the Existing Revolving Credit Agreement:

(a)The Borrower will maintain as of the last day of each Measurement Period (as defined in the Existing Revolving Credit Agreement) a Consolidated Leverage Ratio (as defined in the Existing Revolving Credit Agreement) of not more than 3:25: 1.00; provided that subject to terms and conditions substantially the same as in the Existing Revolving Credit Agreement, upon written notice by the Borrower to the Administrative Agent following the consummation by the Borrower and its subsidiaries during a 12-month period of acquisitions (other than the Acquisition) whose aggregate consideration equals or exceeds $500,000,000, the applicable Consolidated Leverage Ratio shall be automatically increased to 3:75:1.00 for a period of four fiscal quarters, commencing with the fiscal quarter in which one of the subject acquisitions is consummated.
(b)The Borrower will maintain for each Measurement Period a Consolidated Interest Coverage Ratio (as defined in the Existing Revolving Credit Agreement) of not less than 4.00:1.00.

Events of Default:	Subject to the Certain Funds Provision, substantially the same as the Existing Revolving Credit Agreement.
Assignments and Participations:	On or prior to the Funding Date, the making of assignments of and participations in commitments shall be subject to the provisions set forth in the Commitment Letter.
At all times thereafter, assignments of and participations in loans under the Bridge Facility shall be subject to limitations substantially the same as the Existing Revolving Credit Agreement.
Waivers and Amendments:	Substantially the same as the Existing Revolving Credit Agreement.
Indemnification:
The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and their respective affiliates and controlling persons, successors and assigns and their respective officers, directors, employees, agents and advisors in a manner substantially consistent with Section 5 of the Commitment Letter.

Governing Law:
State of New York; provided that, notwithstanding the foregoing to the contrary, it is understood and agreed that any determinations as to (x) the accuracy of any representations and warranties made by or on behalf of the Target and its subsidiaries in the Merger Agreement and whether as a result of any inaccuracy thereof you (or your subsidiary or affiliate) have the right to terminate your (or its) obligations under the Merger Agreement, or decline to consummate the Acquisition, as a result of a breach of such representations and warranties in the Merger Agreement, (y) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement and (z) the interpretation of the definition of Material Adverse Effect (as defined in the Merger Agreement) and whether a Material Adverse Effect (as defined in the Merger Agreement) has occurred shall, in each case, be governed by, and construed in accordance with, the Laws (as defined in the Merger Agreement) of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Pricing/Fees/Expenses:	As set forth in Schedule I.
Other:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to exclusive jurisdiction of any state or federal court located in the Borough of Manhattan, New York. The Loan Documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection and bail-in provisions, in each case the substantially the same as those provisions set forth in the Existing Revolving Credit Agreement, and will contain customary QFC provisions.

SCHEDULE I
INTEREST AND FEES

Interest:
At the Borrower’s option, loans will bear interest based on the Base Rate (as defined below) plus the Applicable Margin for Base Rate Loans (as described below) or Adjusted Term SOFR (as defined below) plus the Applicable Margin for Term SOFR Loans (as described below).

A. Base Rate Option

 “Base Rate” shall mean a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest announced publicly by Citibank, N.A., in New York, New York, from time to time, as Citibank, N.A.’s base rate, (b) ½ of one percent per annum above the Federal Funds Rate (to be defined in a manner consistent with the Existing Revolving Credit Agreement) and (c) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%. Notwithstanding anything to the contrary herein, in no event shall the Base Rate be less than zero.
Any loan bearing interest at the Base Rate is referred to herein as a “Base Rate Loan”. Base Rate Loans will bear interest at an annual interest rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans (as described below). Interest shall be payable quarterly in arrears on the last day of each March, June, September and December and shall be calculated on the basis of the actual number of days elapsed in a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365/366 days.

B. SOFR Option
A-I-1

“Adjusted Term SOFR” shall mean an interest rate per annum equal to (a) Term SOFR (to be defined in a manner consistent with the Existing Revolving Credit Agreement) in effect for the applicable Interest Period (as defined below) plus (b) 0.10%; provided that if such rate shall be less than zero, Adjusted Term SOFR shall be deemed to be zero.
Any loan bearing interest at Adjusted Term SOFR (other than a Base Rate Loan for which interest is determined by reference to Adjusted Term SOFR) is referred to herein as a “Term SOFR Loan”. Interest will be determined for periods (“Interest Periods”) of one, three or six months as selected by the Borrower and will be at an annual rate equal to Adjusted Term SOFR plus the Applicable Margin for Term SOFR Loans (as described below). Interest will be paid on the last day of each Interest Period or, in the case of Interest Periods longer than three months, on the day prior to the last day of such Interest Period that occurs at intervals of three months’ duration, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days.

Default Interest:	All overdue principal, fees and other obligations under the Bridge Facility shall bear interest at a rate per annum of 2% plus the rate applicable to ABR Loans and shall be payable on demand of the Administrative Agent.
Undrawn Commitment Fee:
The Borrower will pay to the Administrative Agent (for the ratable account of the Lenders) an undrawn commitment fee (the “Undrawn Commitment Fee”) equal to 0.06% per annum (calculated on the basis of actual number of days elapsed in a year of 360 days) on the aggregate amount of the commitments in respect of the Bridge Facility. Such fee shall accrue from and after the date that is the later of (i) ninety (90) days after the date of the Commitment Letter and (ii) the Effective Date to but excluding the earlier to occur of (x) the Funding Date and (y) the termination or expiration of the commitments in respect of the Bridge Facility (such date, the “Fee Payment Date”). Such Undrawn Commitment Fee shall be due and payable in full on the Fee Payment Date.

A-I-2

Duration Fee:
The Borrower will pay a fee (the “Duration Fee”), for the ratable benefit of the Lenders, in an amount equal to (i) 0.50% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date that is 90 days after the Funding Date, due and payable in cash on such 90th day (or if such day is not a business day, on the next business day); (ii) 0.75% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date that is 180 days after the Funding Date, due and payable in cash on such 180th day (or if such day is not a business day, on the next business day); and (iii) 1.00% of the aggregate principal amount of the loans under the Bridge Facility outstanding on the date that is 270 days after the Funding Date, due and payable on such 270th day (or if such day is not a business day, on the next business day).

Other Fees:	The Lead Arranger and the Administrative Agent will receive such other fees as will have been agreed in the Fee Letter.
Applicable Margin for ABR Loans:	The Applicable Margin for a Base Rate Loan shall be the greater of (i) 0% and (ii) the Applicable Margin for a Term SOFR Loan (as described below) minus 1.0%.
Applicable Margin for SOFR Loans:	The Applicable Margin for a Term SOFR Loan shall be based on the pricing grid (the “Pricing Grid”) set forth on Annex I hereto.
Cost and Yield Protection:	Substantially similar to the Existing Revolving Credit Agreement.
Expenses:	Substantially similar to the Existing Revolving Credit Agreement, subject to changes consistent with Section 5 of the Commitment Letter.

A-I-3

	Level I	Level II	Level III	Level IV	Level V	Level VI
Funding Date through 89 days following the Funding Date	0.75%	0.875%	1.00%	1.125%	1.25%	1.50%
90th day following the Funding Date through 179th day following the Funding Date	1.00%	1.125%	1.25%	1.375%	1.50%	1.75%
180th day following the Funding Date through 269th day following the Funding Date	1.25%	1.375%	1.50%	1.625%	1.75%	2.00%
From the 270th day following the Funding Date	1.50%	1.625%	1.75%	1.875%	2.00%	2.25%
PRICING GRID

The Applicable Margin for Term SOFR Loans means, for any day, the applicable rate set forth below under the column corresponding to the “Pricing Level” that exists on such day.

For purposes of the Pricing Grid, the following terms have the following meanings:

“Level I Pricing” applies at any date if, at such date, the Borrower’s long-term senior unsecured debt is rated at least A+ by S&P or A1 by Moody’s.

“Level II Pricing” applies at any date if, at such date, Level I is not applicable, the Borrower’s long-term senior unsecured debt is rated at least A by S&P or A2 by Moody’s.

“Level III Pricing” applies at any date if, at such date, neither of Level I or Level II is applicable, and the Borrower’s long-term senior unsecured debt is rated at least A- by S&P or A3 by Moody’s.

“Level IV Pricing” applies at any date if, at such date, none of Level I, Level II or Level III is applicable, and the Borrower’s long-term senior unsecured debt is rated at least BBB+ by S&P or Baa1 by Moody’s.

“Level V Pricing” applies at any date if, at such date, none of Level I, Level II, Level III or Level IV is applicable, and the Borrower’s long-term senior unsecured debt is rated at least BBB by S&P or Baa2 by Moody’s.

“Level VI Pricing” applies at any date if, at such date, none of Level I, Level II, Level III, Level IV or Level V applies.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV, Level V or Level VI applies at any date.

In the event of a split rating of greater than one sub-grade, the rating shall be deemed to be one level higher than the lower of two ratings.

The credit ratings to be utilized for purposes of the foregoing are those assigned to long-term senior unsecured debt of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

A-I-2

PROJECT BULLDOG
$7.75 BILLION 364-DAY BRIDGE FACILITY
CONDITIONS PRECEDENT TO FUNDING DATE
Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit B is attached or Exhibit A thereto, as the context may require.
The initial borrowing under the Bridge Facility will be subject only to the occurrence of the Effective Date and the following additional conditions precedent:
(i)    The Acquisition shall be consummated substantially concurrently with the funding of the Bridge Facility on the Funding Date in all material respects in accordance with the Merger Agreement as in effect on the date hereof without giving effect to any amendments, modifications, supplements or waivers by you thereto or consents by you thereunder that are materially adverse to the Lenders or the Lead Arranger in their respective capacities as such without the Lead Arranger’s prior written consent (not to be unreasonably withheld, delayed or conditioned), it being agreed that (A) (x) any decrease in the Acquisition Consideration less than or equal to 10% thereof, (y) any decrease in the Acquisition Consideration in excess of 10% thereof accompanied by a dollar-for-dollar reduction in commitments in respect of the Bridge Facility in excess of such 10% decrease and (z) any increase in the Acquisition Consideration that is funded with equity issued as consideration for the Acquisition or with cash on hand, in each case, are not materially adverse to the Lenders and Lead Arranger and (B) any amendment, modification or waiver by you to the provisions of the Merger Agreement that are expressly for the benefit of the Debt Financing Sources (as defined in the Merger Agreement as in effect on the date hereof) is materially adverse to the Lenders and the Lead Arranger; provided that the Lead Arranger shall be deemed to have consented to any such amendments, modifications, supplements or waivers unless it shall object thereto within three (3) business days after receipt of notice thereof.
(ii)    From the Latest Balance Sheet Date (as defined in the Merger Agreement as in effect on the date hereof), there shall not have been any fact, effect, event, change, circumstance or occurrence that has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof).
(iii)    The Lead Arranger shall have received (A) audited consolidated financial statements of the Borrower and its subsidiaries for the three (3) most recently-completed fiscal years ended at least sixty (60) days prior to the Funding Date, (B) unaudited consolidated financial statements of the Borrower and its subsidiaries for any subsequent interim financial period (other than the fourth quarter of any fiscal year) ended at least forty (40) days prior to the Funding Date, prepared in accordance with U.S. GAAP and (C) the Financial Statements (as defined in the Merger Agreement). The Lead Arranger hereby acknowledges receipt of (x) the financial statements of the Borrower for the periods ended December 31, 2021, December 31, 2022, December 31, 2023, March 31, 2024 and June 30, 2024 and (y) the Financial Statements.
(iv)    The Administrative Agent shall have received (A) customary opinions of counsel to the Borrower (which shall cover, among other things, authority and enforceability of the Loan Documentation), (B) customary corporate resolutions and closing certificates and corporate organizational documents and good standing certificates, (C) a solvency certificate from the chief financial officer or another financial officer of the Borrower substantially in the form attached as Annex I hereto and (D) a customary request for credit extension.
(v)    The Specified Credit Agreement Representations and the Specified Merger Agreement Representations (to the extent set forth in the definition thereof) shall be true and correct in all material respects as of the Funding Date (except, in the case of Specified Merger Agreement Representations to the extent such representations and warranties expressly relate to an earlier date, in which case the Specified Merger Agreement Representations shall have been true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date.
(vi)    All fees payable pursuant to the Fee Letter on or prior to the Funding Date shall have been paid or shall be paid substantially simultaneously with the funding of the Bridge Facility, in each case, in accordance with the terms of the Fee Letter, and all other accrued fees and expenses of the Lead Arranger, the Administrative Agent and the Lenders (including the fees and expenses of counsel (including any local counsel) for the Administrative Agent) payable on or prior to the Funding Date and for which invoices have been presented at least three (3) business days prior to the Funding Date shall have been paid or shall be paid substantially simultaneously with the funding of the Bridge Facility.

ANNEX I
TO EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

[ ], 202[ ]

This Solvency Certificate is delivered pursuant to Section [ ] of the Credit Agreement dated as of [ ], 202[ ] (the “Credit Agreement”), among Marsh & McLennan Companies, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Citibank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in [his/her] capacity as an officer of the Borrower and not in [his/her] individual capacity, as follows:

1.I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions and have reviewed the Credit Agreement, financial statements referred to in Section [ ] of the Credit Agreement and such documents and made such investigation as I deemed relevant for the purposes of this Solvency Certificate.

2.As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (a) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated and going concern basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (c) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured in the ordinary course of business; and (d) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Funding Date.

This Solvency Certificate is being delivered by the undersigned officer only in [his/her] capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

MARSH & MCLENNAN COMPANIES, INC.

By: ________________________________________
Name:
Title: